UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of

The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):  March 31, 2007

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

211 Mount Airy Road
Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On March 31, 2007, management of the Company committed to additional restructuring actions to further reduce headcount and to close or consolidate certain office facilities in its Europe, Middle East and Africa (“EMEA”) region. These actions represent a portion of the previously-disclosed efforts to optimize the Company’s cost structure and improve its skill base.  As a result, the Company will record charges of approximately $11 million in the second quarter of fiscal 2007, which will be partially offset by approximately $1 million of net favorable adjustments due to changes in estimates related to prior restructuring actions, resulting in a charge of approximately $10 million to be recorded in the Company’s consolidated financial statements for the fiscal quarter ended March 31, 2007.

The employee workforce reductions in EMEA, which resulted in a charge of approximately $9 million, consist of approximately 75 positions across various business functions and are expected to be completed by the end of the third quarter of fiscal 2007.  The majority of severance payments will be paid by the end of fiscal 2007. The final severance amounts for these actions could increase based on final negotiations with the Works Councils in the affected countries.

The costs to close or consolidate certain office facilities totaled approximately $2 million and represent lease termination obligations, net of estimated sublease income.  There are no incremental future cash expenditures associated with these obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: April 5, 2007	By:	/s/ AMARNATH K. PAI
		Name:	Amarnath K. Pai
		Title:	Vice President, Finance Operations and Corporate
Controller (Principal Accounting Officer)